Exhibit 10.1

                                                          SALES DISTRIBUTION AGREEMENT

This marketing and retail sales distribution agreement (the "Agreement") is made by and between Artmex SP J ("Artmex") and/or assigns (the  "Assigns") to market and  distribute  the products  listed in Attachment A hereto  (the  "Products"),   and  Designer Export, Inc  ("Designer"), collectively the "Parties", on this 24th of June, 2009.

Whereas,  Designer is a distributor of high end men’s and women’s clothing, of which a non-exclusive list is provided in Attachment A, and Artmex, and its  Assigns are in the  business of  marketing  and  distributing  items to the General Public, the Parties agree as follows:

1.              A.    Designer agrees to supply the Products and fill Artmex's written orders for Products in a timely manner, and in any event will use its best efforts to fill placed orders within a period of thirty days (30) days or less following receipt of any written order.

                    B.  Artmex or Assigns has two options to pay for Products released by Designer to Artmex under this Agreement:  by wire transfer prior to product shipment; by sending a check/money order. If Artmex decides to pay by check/money order, then Designer will apply a certain amount of days before shipping to have the check/money order cleared.

2.

Product cost in this agreement will be determined according to Attachment A. Designer is entitled to make reasonable adjustment(s) to the price of the products; discounts can also be negotiated. Artmex will pay shipping, unless other arrangements have been made.

3.

Term.  This agreement will run in perpetuity, unless terminated by either of the Parties.

4.

Termination. Termination of this Agreement may be commenced upon thirty (30) days written Notice.  Termination  will be effective sixty days  (60) days  following  the date that  Notice  of  termination  is received  by the  non-terminating  Party.  Artmex or Assigns will  be permitted to sell,  market,  and  distributes  all Products (that have been ordered from Designer, or are in the  possession of Artmex or Assigns at termination).

5.

Nature of the Relationship.  This Agreement is non-exclusive with respect to Designer's existing and future distribution channel.  However, Designer agrees not to sell, market or distribute the Products directly to the General Public, absent effective  termination of this Agreement. The General Public includes  primarily  retail  consumers who purchase the Products  primarily  for  individual  family,  work,  or household purposes;  however,  this  restriction  shall  not  prohibit  Designer from distributing  the  Products to any third Party who may then attempt to sell,  market,  or distribute  to the Products to the General  Public.

6.

Artmex is allowed to sell to retail stores under the following conditions: Designer needs to be informed of the retailer with full name and address to whom Artmex plans to sell. Designer will then have the right to refuse. Should Designer allow Artmex to sell to the named retailer, then Artmex will receive an exclusive right to do so. This right will be granted newly 12 months in writing by Designer and every 12 months thereafter. Designer has the right to decide not to renew the exclusive right to Artmex.

7.

 There are no set  minimum quota  requirements  for sales  under  this Agreement. Designer is obliged to assist in the completion of each sales order regardless of the quantity. Orders will be taken on a case by cases basis by Designer.

8.

Designer warrants that Designer's Products are not subject to any claim, demand, or  legal  action  by  any  third  party.  Designer  warrants  and guarantees  that to the best of its  knowledge  all claims made by Designer about the Products are true and correct.

9.

 All notices and other communications  required or permitted under this Agreement  shall be validly  given,  made, or served if in writing and delivered  personally or sent by registered  mail, to the other party. Address where notice is to be sent: Artmex or Assigns: 56A Lubelska St, Lubartow, Poland, 21-100; Designer: 375 N. Stephanie St, Suite 1411, Henderson, NV, USA, 89014-8909. Each party may, by notice to the other as provided herein, designate a different address.

10.

Disputes.  All disputes arising out of or under this Agreement, which cannot be settled by  agreement  of the parties  shall be submitted to Arbitration Court at the Chamber of Commerce in Warsaw,  Poland . The prevailing party in any dispute shall be reimbursed  all of its  reasonable  costs,  including reasonable attorney's fees by the other party.

11.

This Agreement and the rights and obligations of the parties herein,  shall be construed in accordance with the laws of Poland. The Parties hereby consent to the jurisdiction and venue of the courts of Poland.

12.

This Agreement may be signed by facsimile if required in as many counterparts as may be required.

Designer Export, Inc                                                                                      Artmex SP J

375 N. Stephanie St, Suite 1411                                                                    56A Lubelska St,

Henderson, NV, 89014-8909, USA                                                               Lubartow, Poland, 21-100

Corp. # E0183342009-3                                                                                                                        NIP 867-205-68-44

Citibank N.A.                                                                                                 PKO BP SA

Account # 203217633, routing # 322-271-724                                              USD PL 5910201260000000200617803

SWIFT code: CITI US 33                                                                               SWIFT code: BPKOPLPW

Signatures:

/S/ Yauheni Rabok                                                                                         /S/ Tadeusz Zyla

Yauheni Rabok                                                                                              Tadeusz Zyla

ATTACHMENT A

ITEM	DESCRIPTION	PRICE
1. Suits, Men	Ralph Lauren, classic, three button, 2 piece set, lined, cotton, unhemmed pants, olive stripes	$180.00
2. Coats, Men	Hugo Boss, hidden button front pockets, button tab at shoulders, belt, lined	$245.00
3. Jackets, Men	Michael Kors, button front, front side pockets, rainwear	$215.00
4. Sweaters, Men	Nautica, pullover, v-neck, cotton, red	$ 50.00
	Joseph & Lyman, pullover, ribbed trim detail, cotton/wool	$ 40.00
5. Shirts, Men	Calvin Klein, pullover, cotton/polyester, grey	$20.00
	Clairborne, button front, button cuffs, cotton, black	$30.00
6. Pants, Men	Polo by Ralph Lauren, zip fly, button waist, five pockets, corduroy feel, cotton/elastane, green	$40.00

ITEM	DESCRIPTION	PRICE
1. Dresses, Women	Nine West, 2 pieces dress set, cotton/poly/other, black	$60.00
	Kay Unger, hidden side zipper, lined, gem detailing, poly/acetate, black	$50.00
	DKNY, pullover, side belt oops, removable belt, baggy fit, cotton/span/ green	$60.00
2. Skirts, Women	Anne Klein, pull on, hook & bar closure, pleated detail throughout, lined, silk	$40.00
	Jones New York, two side seam pockets, silk/viscose, black	$50.00
3. Tops, Women	Elie Tahari, pull on jacket, embroidery detail throughout, cotton/silk, beige	$60.00
	Ralph Lauren, button front with French cuffs, semi sheer, silk, cream	$40.00
4. Pants, Women	Ellen Tracy, Pull on. Slide clasp with zip fly. Hidden button. Two front slant pockets, cotton/spandex, mahogony	$55.00

Agreed to and accepted as of the 24th day of June, 2009  by:

Signatures:

/S/ Yauheni Rabok                                                                                         /S/ Tadeusz Zyla

Yauheni Rabok                                                                                              Tadeusz Zyla

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